EXHIBIT 99.1

News Release:	October 28, 2013
Contact:	Connie Waks
206.340.2305 • cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Announces
Third Quarter 2013 Unaudited Preliminary Financial Highlights
Seattle Bank Declares Quarterly Cash Dividend

Seattle - Today, the Federal Home Loan Bank of Seattle (Seattle Bank) announced preliminary financial highlights for the three and nine months ended September 30, 2013, reporting $20.9 million and $47.2 million of net income, compared to $13.8 million and $49.6 million for the same periods in 2012.
Based on the bank's third quarter 2013 financial results, the Seattle Bank's Board of Directors declared a $0.025 per share cash dividend, to be paid on October 30, 2013. The dividend payments, totaling $678,000, will be based on each shareholder's average Class A and Class B capital stock outstanding during the third quarter of 2013.
"Our payment of a second consecutive quarterly dividend underscores the continuing improvement in our business," said Seattle Bank President and CEO Michael L. Wilson. "As the housing market has stabilized, we've experienced a significant decline in additional credit-related losses on our private-label mortgage-backed securities. In addition, our core earnings, as measured by our net interest income, remain solid."
Key drivers of the Seattle Bank's operating results for the three and nine months ended September 30, 2013, included:

•
Higher net interest income. Net interest income for the three and nine months ended September 30, 2013, increased to $36.1 million and $104.6 million, from $33.4 million and $86.4 million for the same periods in 2012, primarily due to significantly lower interest expense and higher interest income on investments. Interest income on investments for the three and nine months ended September 30, 2012, was negatively impacted by premium amortization on certain of the bank's available-for-sale securities that matured in late 2012. Significantly lower premium amortization during the three and nine months ended September 30, 2013, accounted for $3.7 million and $20.5 million of the increases in net interest income for the three and nine months ended September 30, 2013, compared to the same periods in 2012. The increases in net interest income were partially offset by lower interest income on the bank's mortgage loans and, for the nine months ended September 30, 2013, lower interest income on its advances.

•
Changes in net gain on derivatives and hedging activities. The bank recorded a net gain of $2.7 million on its derivatives and hedging activities for the three and nine months ended September 30, 2013, compared to $2.4 million and $32.7 million for the same periods in 2012. The decrease in net gain on derivatives and hedging activities for the nine months ended September 30, 2013, was primarily due to the effect of interest-rate changes on the fair values of the bank's derivatives and hedges, particularly hedges of long-term consolidated obligations and certain available-for-sale securities.

•
Lower credit-related losses on other-than-temporarily impaired, private-label mortgage-backed securities (MBS). The bank recorded $1.5 million and $1.8 million of additional credit losses on private-label MBS for the three and nine months ended September 30, 2013, compared to $2.0 million and $7.6 million for the same periods in 2012.

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Changes in realized gain (loss) on early extinguishment of debt. The bank calls and extinguishes debt prior to maturity to reduce relative debt cost in future periods, particularly when the future yield of the replacement debt is expected to be lower than the yield for the extinguished bonds. For the three and nine months ended September 30, 2013, the bank recorded gains on early extinguishment of debt of $2.3 million and $1.7 million for the three and nine months ended September 30, 2013, compared to losses of $1.5 million and $4.0 million the same periods in 2012.

Other Financial Information

•	Total assets increased to $37.2 billion as of September 30, 2013, from $35.4 billion as of December 31, 2012, primarily due to increases in advances.

•	Advances outstanding increased to $10.8 billion as of September 30, 2013, from $9.1 billion as of December 31, 2012.

•
Total capital declined by $496.0 million, to $1.1 billion, as of September 30, 2013, from $1.6 billion as of December 31, 2012, primarily due to the reclassification of the Seattle Bank's largest member's capital stock to mandatorily redeemable capital stock. As a consequence of a corporate restructuring, Bank of America Oregon, N.A., ceased to be a member of the bank in April 2013. This reclassification did not impact the Seattle Bank's regulatory capital ratios.

•
Accumulated other comprehensive loss declined to $120.2 million as of September 30, 2013, from $226.5 million as of December 31, 2012, primarily due to improvements in the fair values of the bank's other-than-temporarily impaired, available-for-sale securities.

•	The Seattle Bank repurchased $24.2 million of excess capital stock in third quarter 2013, with 2013 repurchases through September totaling $74.0 million.
Unaudited Selected Financial Data ($ in thousands)

Selected Statements of Condition Data	As of September 30, 2013	As of December 31, 2012
Investments (1)	$25,452,443	$25,039,575
Advances	10,799,714	9,135,243
Mortgage loans held for portfolio, net	843,520	1,059,308
Total assets	37,239,508	35,420,617
Consolidated obligations, net	33,487,986	31,914,415
Mandatorily redeemable capital stock	1,770,048	1,186,204
Total capital stock	923,060	1,572,267
Retained earnings	275,173	228,236
Accumulated other comprehensive loss	(120,225)	(226,468)
Total capital (2)	1,078,008	1,574,035

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Selected Statements of Income Data	2013	2012	2013	2012
Net interest income before benefit for credit losses	$35,127	$31,049	$103,624	$83,992
Benefit for credit losses	(989)	(2,368)	(1,018)	(2,368)
Net interest income	36,116	33,417	104,642	86,360
Non-interest income:
Other-than-temporary impairment credit loss	(1,495)	(1,982)	(1,837)	(7,575)
Derivatives and hedging activities	2,720	2,435	2,730	32,686
Other non-interest income (3)	2,879	(497)	3,217	(2,127)
Other non-interest expense	16,935	18,087	56,293	54,247
Total assessments	2,374	1,529	5,291	5,510
Net income	$20,911	$13,757	$47,168	$49,587

Selected Performance Measures	As of September 30, 2013	As of December 31, 2012
Regulatory capital (4)	$2,968,281	$2,986,707
Risk-based capital surplus (5)	$1,533,589	$1,547,112
Regulatory capital-to-assets ratio	7.97%	8.43%
Regulatory leverage ratio	11.80%	12.45%
Market value of equity (MVE) to par value of capital stock (PVCS) ratio	104.52%	95.07%
Return on PVCS vs. one-month London Interbank Offered Rate (LIBOR):
Return on PVCS	2.31%	2.53%
Average annual one-month LIBOR rate	0.19%	0.24%
Core mission activity (CMA) assets to consolidated obligations (6)	38.57%	34.16%

(1)	Consists of securities purchased under agreements to resell, federal funds sold, available-for-sale securities, and held-to-maturity securities.
(2)	Excludes mandatorily redeemable capital stock, which totaled $1.8 billion and $1.2 billion as of September 30, 2013, and December 31, 2012.
(3)
Depending upon activity within the period, may include the following: gain on sale of available-for-sale securities, gain on sale of held-to-maturity securities, gain (loss) on financial instruments held under fair value option, gain (loss) on early extinguishments of consolidated obligations, service fees, and other non-interest income.

(4)	Includes total capital and mandatorily redeemable capital stock.
(5)
Defined as the excess of the bank's risk-based capital requirement less permanent capital (which consists of Class B capital stock, including Class B capital stock classified as mandatorily redeemable, and retained earnings).

(6)
Defined as advances, acquired member assets (such as mortgage loans), and certain housing finance agency obligations as a percentage of consolidated obligations. Prior to September 30, 2013, the bank measured CMA assets to total assets; however, depicting CMA assets relative to consolidated obligations better reflects the bank's use of its government-sponsored enterprise funding advantage. CMA information as of December 31, 2012, has been adjusted to reflect this change.

The bank expects to file its third quarter 2013 quarterly report on Form 10-Q with the Securities and Exchange Commission on or around November 8, 2013.

Consent Arrangement
The Seattle Bank continues to address the requirements of the Consent Order issued by the Finance Agency, effective October 25, 2010 (collectively, with related understandings with the Finance Agency, the Consent Arrangement). The Consent Arrangement clarifies the steps the bank has taken and must continue to take to stabilize its business, improve its capital classification, and return to normal operations, including redeeming and paying dividends on its capital stock. Since entering into the Consent Arrangement, the bank has stabilized its business and improved its capital classification. Noting the positive developments in the bank's MVE-to-PVCS ratio and other improvements in its financial condition, the Finance Agency has allowed the bank to repurchase up to $25 million of excess capital stock on a quarterly basis since the third quarter of 2012 and to pay modest dividends to its shareholders based on its second and third quarter 2013 net income. The Finance Agency reviews the bank's requests to repurchase and pay dividends on its capital stock on a quarterly basis.

About the Seattle Bank
The Seattle Bank is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. The Seattle Bank's funding and financial services enable its 331 member institutions to provide their customers with greater access to mortgages, commercial loans, and funding for affordable housing and economic development.
The Seattle Bank serves Alaska, Hawaii, Idaho, Montana, Oregon, Utah, Washington, and Wyoming, as well as the U.S. territories of American Samoa and Guam and the Commonwealth of the Northern Mariana Islands. Members include commercial banks, credit unions, thrifts, industrial loan corporations, insurance companies, and non-depository community development financial institutions.
The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. The Federal Home Loan Banks commit 10 percent of their annual income to affordable housing and, together, represent one of the country's largest private sources of funding for affordable housing, as well as liquidity and funding for its member institutions.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including preliminary highlights of financial statements and information as of and for the three and nine months ended September 30, 2013. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual financial performance and condition, as well as other actions, including those relating to the Consent Arrangement and payments of dividends and repurchases of shares, may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, finalization of the financial statements and information as of and for the three and nine months ended September 30, 2013, changes in general economic and market conditions (including effects on, among other things, U.S. debt obligations and mortgage-related securities), demand for advances, regulatory and legislative actions and approvals (including those of the Finance Agency), changes in the bank's membership profile or the withdrawal of one or more large members, shifts in demand for the bank's products and consolidated obligations, business and capital plan and policy adjustments and amendments, competitive pressure from other Federal Home Loan Banks and alternative funding sources, the Seattle Bank's ability to meet adequate capital levels, accounting adjustments or requirements (including changes in assumptions and estimates used in the bank's financial models), interest-rate volatility, changes in projected business volumes, the bank's ability to appropriately manage its cost of funds, the cost-effectiveness of the bank's funding, changes in the bank's management and Board of Directors, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, as amended. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.